Exhibit 99.1

The Middleby Corporation Reports Fourth Quarter and Full Year Results

ELGIN, Ill.--(BUSINESS WIRE)--February 27, 2018--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of equipment for the commercial foodservice, food processing, and residential kitchen industries, today reported net sales and earnings for the fourth quarter and full fiscal year ended December 30, 2017. Net earnings for the fourth quarter were $75,186,000 or $1.35 diluted earnings per share on net sales of $632,859,000 as compared to the prior year fourth quarter net earnings of $80,936,000 or $1.41 diluted earnings per share on net sales of $596,817,000. Net earnings for the fiscal year ended December 30, 2017 were $298,128,000 or $5.26 diluted earnings per share on net sales of $2,335,542,000 as compared to net earnings of $284,216,000 or $4.98 diluted earnings per share on net sales of $2,267,852,000 in the prior year.

2017 Fourth Quarter and Full Year Financial Highlights

  Net sales increased 6.0% in the fourth quarter and 3.0% for the full fiscal year of 2017 over the comparative prior year periods. Sales related to recent acquisitions added 10.0% in the fourth quarter and 7.1% for the year. The impact of foreign exchange rates on foreign sales translated into U.S. Dollars increased net sales by approximately 1.8% during the fourth quarter and reduced net sales by 0.5% during the full fiscal year of 2017. Excluding the impact of acquisitions and foreign exchange, sales decreased 5.7% during the fourth quarter and 3.6% for the full year.
  Net sales at the company’s Commercial Foodservice Equipment Group increased 13.7% in the fourth quarter and increased 9.1% for the full fiscal year of 2017 over the comparative prior year periods. During fiscal 2016, the company completed the acquisition of Follett. During fiscal 2017, the company completed the acquisitions of Sveba Dahlen, QualServ, L2F and Globe. Excluding the impact of these acquisitions, sales decreased 0.7% in the fourth quarter and 2.0% for the full fiscal year. Excluding the impact of acquisitions and foreign exchange, sales decreased 2.0% during the fourth quarter and 1.8% for the full year.
  Net sales at the company’s Food Processing Equipment Group decreased 1.8% in the fourth quarter and increased 3.1% for the full fiscal year of 2017 over the comparative prior year periods. During fiscal 2017, the company completed the acquisitions of Burford, CVP Systems, and Scanico. Excluding the impact of these acquisitions, sales decreased 13.1% in the fourth quarter and 3.3% for the full fiscal year. Excluding the impact of acquisitions and foreign exchange, sales decreased 14.4% during the fourth quarter and 3.5% for the full year.
  Net sales at the company’s Residential Kitchen Equipment Group decreased 5.0% in the fourth quarter and 8.8% for the full fiscal year of 2017 over the comparative prior year periods. Excluding the impact of foreign exchange, sales decreased 8.2% during the fourth quarter and 7.2% for the full year.
  Gross profit in the fourth quarter increased to $240.2 million from $239.2 million and gross margin rate decreased from 40.1% to 37.9%. For the full fiscal year of 2017, gross profit increased to $912.7 million from $901.2 million due to increased sales from acquisitions, offset by the impact of foreign exchange. The gross margin rate decreased from 39.7% to 39.1%. The decrease in the gross margin rate for the quarter and full year was primarily due to lower margins at recent acquisitions. Excluding the dilutive impact of lower margins at recent acquisitions the gross rate amounted to 39.8% for the fourth quarter and full year of 2017, respectively.
  Operating income decreased to $68.9 million from $126.5 million in the prior year quarter and decreased for the full fiscal year of 2017 to $410.3 million from $446.2 million in the prior year. Operating income in the fourth quarter and full year included impairment of intangible assets in the amount of $58.0 million related to the Viking tradename. The impairment of the Viking tradename is a result of the continued decline in revenues resulting from the product recall and legacy issues. Additionally, operating income in 2017 included $2.5 million of restructuring costs in the fourth quarter and $20.0 million for the full year associated with cost reduction initiatives primarily related to headcount reductions at each of the company’s reportable operating segments. Operating income in the full fiscal year of 2017 also included $12.0 million gain on the sale of a manufacturing facility in connection with relocation to a larger facility which will allow for improvement in production efficiencies and allow for future manufacturing consolidation efforts of certain operations.
  Operating income included $19.9 million of non-cash expenses during the fourth quarter, including $8.0 million of depreciation expense, $12.1 million of intangible amortization and ($0.2) million of share based compensation. Operating income included $74.5 million of non-cash expenses for the full fiscal year of 2017, including $29.7 million of depreciation expense, $38.6 million of intangible amortization and $6.2 million of share based compensation.
  The provision for income taxes in the fourth quarter amounted to ($14.0) million at a (22.8%) effective rate in comparison to $36.9 million at a 31.3% effective rate in the prior year quarter. For the full fiscal year of 2017, the provision for income taxes amounted to $85.4 million at a 22.3% effective rate in comparison to $137.1 million at a 32.5% effective rate in the prior year. The fourth quarter and full year effective tax rate reflects the impact of the Tax Cuts and Job Act of 2017, including a tax benefit for revaluing U.S. deferred taxes at the lower corporate income tax partially offset by the transition tax for the move to a territorial tax system. Additionally, the full fiscal year of 2017 effective tax rate was impacted by the adoption of ASU No. 2016-09, “Compensation – Stock Compensation (Topic718)”, which resulted in the recognition of excess tax benefits as tax benefits.
  Net earnings per share amounted to $1.35 in the fourth quarter as compared to $1.41 in the prior year quarter and $5.26 for the full year in 2017 as compared to $4.98 in 2016. Net earnings in the current and prior year were impacted by restructuring expenses, the gain on sale of plant, the impairment of intangible assets, complying with the Tax Cuts and Job Act of 2017 and the adoption of ASU No. 2016-09. The impact of these items reduced earnings per share by $0.13 and $0.03 for the fourth quarter periods, respectively, and $0.90 and $0.12 for the full fiscal year, respectively.
  Operating cash flows amounted to $99.6 million during the fourth quarter and $304.5 million for the full fiscal year of 2017. In comparison, operating cash flows for the full year increased from $294.1 million in the prior year.
  Net debt, defined as debt less cash, at the end of 2017 fiscal fourth quarter amounted to $939.2 million as compared to $869.0 million at the end of the third quarter and $663.6 million at the end of fiscal 2016. During the year, the company invested $300.2 million to fund 2017 acquisitions and $239.8 million related to the repurchase of Middleby common shares.

Selim A. Bassoul Chairman and Chief Executive Officer, commented, “At the Commercial Foodservice Equipment Group, we realized a modest sales increase in the general market, which was more than offset by lower sales to our major restaurant chain customers. Sales to our major restaurant chain customers remained impacted in the quarter as replacement purchases were less than prior years as customers evaluated new equipment solutions, supporting operational improvements and new menu initiatives. We have a healthy pipeline of sales opportunities and momentum with these existing and new chain customers, which we anticipate will convert into in sales in 2018. Sales were also impacted by strategic initiatives to consolidate our independent selling organization, which resulted in disruption during the quarter. We are excited about this initiative allowing us to strengthen and simplify our selling organization for the future. This effort has allowed us to align with our strongest sales representatives to carry our portfolio of leading brands and product innovations. We expect this reorganization will be largely completed during the first quarter of 2018 and we will realize benefits during the remainder of 2018. We also anticipate the new tax law changes may provide further momentum in purchase from our restaurant customers.”

Mr. Bassoul continued, “At our Residential Kitchen Equipment Group, the fourth quarter sales decline reflects the impact of lower revenues at the AGA Group due to acquisition integration initiatives and reorganization of non-core businesses within the AGA portfolio. We have remained focused on simplifying those businesses and reducing costs, which have resulted in significant improvements in profitability. Sales at Viking also continued to be lower in the fourth quarter reflecting the lingering impact of the product recall and legacy service and quality issues, however we have seen improvement in order trends and the favorable impact of leveraging the investments made in the past several years in company owned distribution and service. We are very excited about the new portfolio of products introduced across all the brands in the segment and have increased products displays at our dealer partners in addition to our newly established brand centers in New York and Chicago.”

“At the Food Processing Equipment Group, the decline in revenues reflects the nature of this business with large projects resulting in sales volatility. While the pipeline moving into 2018 remains strong, orders have slowed on large projects, which will continue to impact the first half of the year. However, we have a positive view on the food processing industry and are working with our customers on new and innovative solutions to support production and new food product initiatives.”

“Although 2017 was a challenging year, we were pleased with the continued positioning of the company for future profitable growth and success. Our focus continued to be on reducing our cost structure and gaining further operational efficiencies at recently acquired companies and across all three of our business segments. As we have expanded the business platforms, we enhance the realization of synergies across these units including initiatives focused on supply chain, production capabilities, and sales organization simplification. We expect this will be reflected in continued profit margin improvements in 2018 and beyond.”

“We are also pleased to have completed seven acquisitions in 2017 which have further added to our Commercial Foodservice and Food Processing platforms. These acquisitions have added approximately $300 million in annualized revenues and expanded our product portfolio with highly complementary and innovative products.”

Conference Call

A conference call will be held at 10 a.m. Central Time on Wednesday, February 28 and can be accessed by dialing (888) 391-6937 or (315) 625-3077 and providing conference code 6178444#. The conference call is also accessible through the Investor Relations section of the company website at www.middleby.com. A replay of the conference call will be available two hours after the conclusion of the call by dialing (855) 859-2056 and entering conference code 6178444#.

Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used in the commercial foodservice, food processing, and residential kitchen equipment industries. The company's leading equipment brands serving the commercial foodservice industry include Anets®, Bear Varimixer®, Beech®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Britannia®, Carter-Hoffmann®, Celfrost®, Concordia®, CookTek®, CTX®, Desmon®, Doyon®, Eswood®, frifri®, Follett®, Giga®, Globe®, Goldstein®, Holman®, Houno®, IMC®, Induc®, Jade®, L2F®, Lang®, Lincat®, MagiKitch'n®, Market Forge®, Marsal®, Middleby Marshall®, MPC®, Nieco®, Nu-Vu®, PerfectFry®, Pitco Frialator®, QualServ®, Southbend®, Star®, Sveba Dahlen®, Toastmaster®, TurboChef®, Wells® and Wunder-Bar®. The company’s leading equipment brands serving the food processing industry include Alkar®, Armor Inox®, Auto-Bake®, Baker Thermal Solutions®, Burford®, Cozzini®, CVP Systems®, Danfotech®, Drake®, Emico®, Glimek®, Hinds-Bock®, Maurer-Atmos®, MP Equipment®, RapidPak®, Scanico®, Spooner Vicars®, Stewart Systems® and Thurne®. The company’s leading equipment brands serving the residential kitchen industry include AGA®, AGA Cookshop®, Brigade®, Fired Earth®, Grange®, Heartland®, La Cornue®, Leisure Sinks®, Lynx®, Marvel®, Mercury®, Rangemaster®, Rayburn®, Redfyre®, Sedona®, Stanley®, TurboChef®, U-Line® and Viking®.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in 000’s, Except Per Share Information)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	4th Qtr, 2017	4th Qtr, 2016	4th Qtr, 2017	4th Qtr, 2016
Net sales	$632,859	$596,817	$2,335,542	$2,267,852
Cost of sales	392,695	357,640	1,422,801	1,366,672

Gross profit	240,164	239,177	912,741	901,180

Selling, general & administrative	110,781	110,300	436,491	444,431
Restructuring expense	2,514	2,379	19,951	10,524
Gain on sale of plant	-	-	(12,042)	-
Impairment of intangible asset	58,000	-	58,000	-
Income from operations	68,869	126,498	410,341	446,225

Interest expense and deferred financing amortization, net	7,926	6,105	25,983	23,880
Other (income) expense, net	(272)	2,526	829	1,040

Earnings before income taxes	61,215	117,867	383,529	421,305

Provision for income taxes	(13,971)	36,931	85,401	137,089

Net earnings	$75,186	$80,936	$298,128	$284,216

Net earnings per share:

Basic	$1.35	$1.42	$5.26	$4.98

Diluted	$1.35	$1.41	$5.26	$4.98
Weighted average number shares:

Basic	55,650	57,022	56,715	57,030

Diluted	55,654	57,243	56,719	57,085

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in 000’s)
(Unaudited)

	Dec 30, 2017	Dec 31, 2016
ASSETS

Cash and cash equivalents	$89,654	$68,485
Accounts receivable, net	328,421	325,868
Inventories, net	424,639	368,243
Prepaid expenses and other	55,427	42,704
Prepaid taxes	33,748	6,399
Total current assets	931,889	811,699

Property, plant and equipment, net	281,915	221,571

Goodwill	1,264,810	1,092,722
Other intangibles, net	780,426	696,171
Long-term deferred tax assets	44,565	51,699
Other assets	36,108	43,274

Total assets	$3,339,713	$2,917,136

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current maturities of long-term debt	$5,149	$5,883
Accounts payable	146,333	146,921
Accrued expenses	322,171	335,605
Total current liabilities	473,653	488,409

Long-term debt	1,023,732	726,243
Long-term deferred tax liability	87,815	77,760
Accrued pension benefits	334,511	322,988
Other non-current liabilities	58,854	36,418

Stockholders’ equity	1,361,148	1,265,318

Total liabilities and stockholders’ equity	$3,339,713	$2,917,136

CONTACT:
The Middleby Corporation
Darcy Bretz, 847-429-7756
Investor and Public Relations
or
Tim FitzGerald, 847-429-7744
Chief Financial Officer